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MCN ENERGY GROUP INC. AND SUBSIDIARIES                              EXHIBIT 12-1
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(DOLLARS IN THOUSANDS)

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


                                                    TWELVE MONTHS       TWELVE MONTHS       TWELVE MONTHS
                                                        ENDED               ENDED               ENDED
                                                  SEPTEMBER 30, 1998   DECEMBER 31, 1997   DECEMBER 31, 1996
                                                  ------------------   -----------------   -----------------
   EARNINGS AS DEFINED (1)(5)
   Pre-tax income (loss)(2)(6)                     $      (444,871)     $       181,299     $       146,607
   Fixed charges (3)                                       146,008              125,338              99,944
                                                   ---------------      ---------------     ---------------

        Earnings (loss) as defined                 $      (298,863)     $       306,637     $       246,551
                                                   ===============      ===============     ===============

   FIXED CHARGES AS DEFINED(1) (4)(5)
   Interest, expensed                              $       100,317      $        86,453     $        77,781
   Interest, capitalized                                    23,028               18,190              13,235
   Amortization of debt discounts, premium
        and expense                                          2,600                2,426               2,217
   Interest implicit in rentals                              2,922                2,181               2,339
   Preferred securities dividend requirements
        of subsidiaries                                     36,916               31,090              12,390
                                                   ---------------      ---------------     ---------------

        Fixed charges as defined                   $       165,783      $       140,340     $       107,962
                                                   ===============      ===============     ===============

   Ratio of Earnings to Fixed Charges                                              2.18                2.28
                                                                        ===============     ===============

   Coverage Deficiency (7)                         $       464,646
                                                   ===============

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(1) Earnings and fixed charges are defined and computed in accordance with
    Item 503 of Regulation S-K.

(2) This amount represents the aggregate of (a) the pre-tax income from continuing operations of MCN and its majority-owned subsidiaries, (b) MCN's share of pre-tax income of its 50% owned companies, and (c) any income actually received from less than 50% owned companies.

(3) Fixed charges added to earnings are adjusted to exclude interest capitalized during the period for nonutility companies and the preferred securities dividend requirements of MichCon included in fixed charges but not deducted in the determination of pre-tax income.

(4) Fixed charges represent (a) interest, whether expensed or capitalized,
    (b) amortization of debt discount, premium and expense, (c) an estimate of interest implicit in rentals, and (d) preferred securities dividend requirements of subsidiaries, increased to reflect the pre-tax earnings requirement for MichCon.

(5) In June 1996, MCN completed the sale of The Genix Group, its computer operations subsidiary. For purposes of calculating the Ratio of Earnings to Fixed Charges, it has been classified as a discontinued operation and therefore excluded from the ratio for all periods presented.

(6) MCN recorded several unusual charges, consisting of property write-downs, investment losses, and restructuring charges, totaling $599,381,000 pre-tax and net of minority interest ($389,598,000 net of taxes and minority interest), in the 1998 second and third quarters.

(7) Earnings for the twelve-month period ended September 30, 1998 were not adequate to cover fixed charges. The amount of the coverage deficiency was $464,646,000. The ratio of earnings to fixed charges for 1998, excluding the unusual charges would have been 1.81.